EXHIBIT 99.1

RESCARE FIRST QUARTER 2013 RESULTS

First Quarter 2013 Financial Results

Revenues for the first quarter of 2013 were $389.5 million, which was a 2.0% decrease from prior year period revenues of $397.3 million.  Contract losses and modifications in Workforce Services and Youth Services segments were partially offset by increased revenues from acquisitions in our Residential and HomeCare segments since the first quarter of 2012.

Net income was $11.3 million for the first quarter of 2013, compared with $5.7 million in the same period of 2012.  The increase is due to lower interest expense and income tax expenses.  Adjusted EBITDA for the first quarter of 2013 was $30.1 million versus $30.0 million in the prior year quarter.

RES-CARE, INC.
Unaudited Financial Highlights
(In thousands)

	Three Months Ended March 31,
	2013	2012
Income Statement Data:
Revenues	$389,454	$397,342
Cost of services	294,376	299,280
Gross profit	95,078	98,062
Operating expenses:
Operational general and administrative	58,770	60,349
Corporate general and administrative	15,110	17,667
Total operating expenses	73,880	78,016

Operating income	21,198	20,046

Interest expense, net	8,537	10,443
Income before income taxes	12,661	9,603
Income tax expense	1,365	3,868
Net income	11,296	5,735
Net loss – noncontrolling interest	(36)	(30)
Net income – Res-Care, Inc.	$11,332	$5,765

Other comprehensive income:
Foreign currency translation adjustments	(191)	161
Comprehensive income attributable to Res-Care, Inc.	$11,141	$5,926
Total comprehensive income	$11,105	$5,896

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RES-CARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months Ended March 31,
	2013	2012
Net income to EBITDA and Adjusted EBITDA:
Net income	$11,296	$5,735
Add: Interest, net	8,537	10,443
Depreciation and amortization	8,195	8,807
Income tax expense	1,365	3,868
EBITDA (1)	29,393	28,853
Add: Share-based compensation	704	1,174
Acquisition costs	—	—
Adjusted EBITDA (1)	$30,097	$30,027

	March 31, 2013	December 31, 2012
Balance Sheet Data:
ASSETS

Cash and cash equivalents	$46,703	$50,134
Accounts receivable, net	228,506	228,377
Other current assets	39,436	39,705
Total current assets	314,645	318,216
Property and equipment, net	94,959	97,030
Goodwill	288,140	288,265
Other intangible assets, net	319,564	321,293
Other assets	23,904	27,154
	$1,041,212	$1,051,958

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities	$154,337	$175,174
Other long-term liabilities	164,121	162,722
Long-term debt	366,935	370,052
Shareholder’s equity	355,819	344,010
	$1,041,212	$1,051,958

(1)
EBITDA is defined as income from continuing operations before depreciation and amortization, net interest expense, loss on extinguishment of debt and income taxes.  Adjusted EBITDA is defined as EBITDA before share-based compensation and acquisition costs.  EBITDA and Adjusted EBITDA should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America.  The items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance.  Management routinely calculates and presents EBITDA and Adjusted EBITDA because it believes that EBITDA and Adjusted EBITDA are useful to investors and are used as analytical indicators within the industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value.  EBITDA is also used in measurements under certain covenants contained in the Company’s credit agreement.

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RES-CARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months Ended March 31,
	2013	2012
Cash Flow Data:
Net income	$11,296	$5,735
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	8,195	8,807
Amortization of discount and deferred debt issuance costs	870	675
Share-based compensation	704	1,174
Deferred income taxes, net	1,964	1,100
Provision for losses on accounts receivable	1,818	1,549
Loss on sale of assets	102	35
Changes in operating assets and liabilities	(15,779)	(20,122)
Cash provided by (used in) operating activities	9,170	(1,047)

Cash flows from investing activities:
Proceeds from sale of assets	81	10
Purchases of property and equipment	(4,103)	(4,261)
Acquisitions of businesses, net of cash acquired	(7)	(4,550)
Cash used in investing activities	(4,029)	(8,801)

Cash flows from financing activities:
Debt repayments, net	(8,498)	(2,614)
Debt issuance costs	(8)	—
Cash used in financing activities	(8,506)	(2,614)
Effect of exchange rate on cash and cash equivalents	(66)	64
Decrease in cash and cash equivalents	$(3,431)	$(12,398)

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RES-CARE, INC.
Unaudited Financial Highlights (continued)
(Dollars in thousands)

	Three Months Ended March 31,
	2013	2012
Segment Data:
Revenues:
Residential Services	$204,501	$200,798
ResCare HomeCare	88,068	84,019
Youth Services	41,880	46,557
Workforce Services	39,818	48,829
Pharmacy Services	15,187	17,139
Consolidated	$389,454	$397,342

Operating Income(1):
Residential Services	$24,398	$26,569
ResCare HomeCare	4,532	4,798
Youth Services	3,061	3,261
Workforce Services	3,612	1,948
Pharmacy Services	1,027	1,145
Corporate	(15,432)	(17,675)
Consolidated	$21,198	$20,046

Operating Margin(1):
Residential Services	11.9%	13.2%
ResCare HomeCare	5.1%	5.7%
Youth Services	7.3%	7.0%
Workforce Services	9.1%	4.0%
Pharmacy Services	6.8%	6.7%
Corporate	(4.0%)	(4.4%)
Consolidated	5.4%	5.0%

(1)	Other (expense) income, which is included with corporate general and administrative expenses per the Income Statement Data on page 1, has been allocated for purposes of segment reporting.

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